As filed with the Securities and Exchange Commission on December 15, 1999
                                                     Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                              --------------------
                         HEALTHCARE SERVICES GROUP, INC.

          Pennsylvania                                23-2018365
 (State or other jurisdiction of                  (I.R.S. Employer
incorporation or organization)                    Identification No.)

         3220 Tillman Drive
Glenview Corporate Center, Suite 300                      19020
         Bensalem, Pennsylvania                   (Zip Code)
(Address of principal executive offices)

                          Employee Stock Purchase Plan
                           Deferred Compensation plan
                         Retirement (401-K) Savings Plan
                            (Full Title of the Plan)

                               Daniel P. McCartney
                      Chairman and Chief Executive Officer
                         Healthcare Services Group, Inc.
                               3220 Tillman Drive,
                      Glenview Corporate Center, Suite 300
                          Bensalem, Pennsylvania 19020
                     (Name and Address of agent for service)

                                 (215) 639-4274
          (Telephone number, including area code, of agent for service)

                                 With a copy to:
                           Victor M. Rosenzweig, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200

            Approximate date of proposed sales pursuant to the plan:
   From time to time after the effective date of this registration statement.


                         CALCULATION OF REGISTRATION FEE

                                                         Proposed             Proposed
                                                          maximum              maximum
    Title of                         Amount              offering             aggregate           Amount of
   securities                         to be                price              offering           registration
to be registered                   registered            per share              price                fee
-----------------------------------------------------------------------------------------------------------
  Common Stock
$.01 par value
(1)(2)                              1,100,000             $3.375             $3,712,500           $1,032.75
-----------------------------------------------------------------------------------------------------------
Deferred                               --                  100%             $4,000,000(4)         $1,112.00
Compensation
Obligations (3)
===========================================================================================================

(1) There are also registered hereby such indeterminate number of shares of Common Stock as may become issuable by reason of the operation of the anti-dilution or certain other provisions of the Employee Stock Purchase Plan (the "Stock Purchase Plan"), the Deferred Compensation Plan and the Retirement (401-K) Savings Plan ("401-k Plan", and together with the Stock Purchase Plan and the Deferred Compensation Plan, the "Three Company Plans") of Healthcare Services Group, Inc. (the "Company").

(2) Pursuant to Rule 457(g) and (h), the offering price for the shares which may be issued under the Three Company Plans is estimated solely for the purpose of determining the registration fee and is based on the average of the high and low prices of the Company's Common Stock ($3.375) as reported by the Nasdaq National Market on December 9, 1999.

(3) The Deferred Compensation Obligations being registered are general unsecured obligations of the Company to pay deferred compensation in the future to participating members of a select group of management or other key employees in accordance with the terms of the Deferred Compensation Plan.

(4) Estimated solely for purposes of determining the registration fee.

                                     PART I


              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


               The documents containing the information specified in Part I of Form S-8 (Plan information and Registrant information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference and made a part hereof:

                    (a)   Healthcare   Services   Group,   Inc.'s   consolidated
               (including its subsidiaries) (the "Company") Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

                    (b) The  Company's  Quarterly  Reports  on Form 10-Q for the
               quarters ended March 31, 1999, June 30, 1999 and September 30, 1999; and

                    (c) The description of the Company's securities contained in the Company's Registration Statement on Form 8-A filed April 30, 1984.

               All reports and other documents subsequently filed by the Company pursuant to Sections 13, 14 and 15(d) of the

Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.        Description of Securities underlying the Deferred
               Compensation Plan.

               The Company's Deferred Compensation Plan was adopted by the Board of Directors of the Company on July 20, 1999 to provide additional retirement benefits to a select group of management or certain other key employees of the Company who have devoted extraordinary service to the Company (the "Key Employees") and to ensure the retention of their services. Each calendar year, every Key Employee who wishes to participate in the Deferred Compensation Plan (each a "Key Employee Participant", collectively "Key Employee Participants") may irrevocably elect to defer the receipt of up to 15% of his or her Earnings for any calendar year during the term of his employment with the Company. For purposes of this Item 4, Earnings refer to a Key Employee's total W-2 compensation earned with respect to services rendered to or on behalf of the Company, exclusive of income attributable to the exercise of stock options and the receipt of automobile allowances.

               A Trust for the purpose of receiving contributions from the Company and retaining such contributions (and the proceeds thereon from investments, including the proceeds of any life insurance policies owned by the trust, if any) as a source of funds to assist the Company in meeting its obligations to provide the benefits of the Plan shall be set-up with PNC Bank, N.A. as Trustee, pursuant to a Trust Agreement. The Company shall contribute and allocate to each Key Employee Participant's account, as of the last day of each calendar year, the number of full shares of Common Stock of the Company obtained by dividing (a) an amount equal to twenty-five (25%) percent of the amount of compensation deferred by the Key Employee Participant for such calendar year, as embodied in the Salary Deferral Election form completed by the Key Employee Participant at the beginning of each calendar year, by (b) the Market Price of the Company's Common Stock on the last date of the calendar year. For purposes of this Item 4, Market Price shall mean the Closing price of the Company's Common Stock on the last day of the calendar year or if there was no trading of the Company's Common Stock on such date, the Closing price on the nearest prior business date on which trading occurred on a recognized securities exchange. To be eligible to receive an allocation of Common Stock, a Key Employee Participant must be employed by the Company on the last date of the calendar year for which the allocation is to be made.

               The obligations of the Company under the Deferred Compensation Plan (the "Deferred Compensation Obligations") will be general unsecured obligations of the Company to pay deferred compensation from its general assets in the future to Key Employee Participants. The Deferred Compensation Obligations will be denominated and payable in United States dollars and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company which from time to time will be outstanding.

               No payment under the Deferred Compensation Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, voluntary or involuntary. Any attempt to dispose of any rights to benefits payable under the Deferred Compensation Plan shall be void.

               The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates selected by the Key Employee Participants, except the Key Employee Participants may withdraw all or a portion of the value of their Plan accounts under certain specified circumstances. The Company reserves the right to amend or terminate the Plan at anytime.

               The total amount of the Deferred  Compensation  Obligation is not determinable because the amount will vary depending upon the level of participation by Key Employees and the amounts of their Earnings. The duration of the Deferred Compensation Plan is indefinite and is subject to the Company's termination. The Deferred Compensation Obligations are not convertible into another security of the Company. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Each Key Employee Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default by the Company.

Item 5.  Interest of Named Experts and Counsel

         Not Applicable.

Item 6.  Indemnification of Officers and Directors

               Sections 1741 through 1750 of Subchapter C of Chapter 17 of the Pennsylvania Business Corporation Law (the "BCL") contain, among other things, provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel.

               Under Section 1741, unless otherwise limited by its by-laws, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party or threatened to be made a party by reason of his being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent does not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

               Section 1742 provides for indemnification with respect to derivative actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 with respect to any claim, issue or matter as to which a director or officer has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, a director or officer is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

               Section 1743 provides that indemnification against expenses is mandatory to the extent that the director or officer has been successful on the merits or otherwise in defense of any such action or proceeding referred to in
Section 1741 or 1742.

               Section 1744 provides that unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation as authorized in the specific case upon a determination that indemnification of directors and officers is proper because the director or officer met the applicable standard of conduct, and such determination will be made by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or by the shareholders.

               Section 1745 provides that expenses incurred by a director or officer in defending any action or proceeding referred to in the Subchapter may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

               Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by the Subchapter shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

               Section 1747 also grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or director, whether or not the corporation would have the power to indemnify him against the liability under this Subchapter of the BCL.

               Sections 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in the Subchapter to successor corporations resulting from consolidation, merger or division and to service as a representative of a corporation or an employee benefit plan.

               The foregoing provisions substantially overlap the provisions of the Pennsylvania Directors' Liability Act, 42 Pa. C.S. ss. 8365, which are also applicable to the Company.

               Article XI of the Company's By-laws provides, in part, that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the BCL.

               Article XII of the Company's By-laws provides, in part, that:

                    "A Director shall not be liable for monetary damages as such for any action taken, or any failure to take action, unless (1): the director has breached or failed to perform the duties of his office under Section 8363 of the Pennsylvania Consolidated Statutes and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the foregoing provision shall not relieve a director of responsibility or liability of a director pursuant to any criminal statute or for the payment of taxes pursuant to local, state or Federal law."

               The  Company  has  purchased   director  and  officer   liability
insurance for its directors and officers.

Item 7.  Exemption from Registration Claimed

               Not applicable.

Item 8.  Exhibits

                4(a)   -   Form of Employee Stock Purchase Plan

                4(b)   -   Form of Deferred Compensation Plan

                5      -   Opinion of Olshan Grundman Frome Rosenzweig & Wolosky
                           LLP.

               23(a)  -    Consent of Grant Thornton LLP, independent auditors.

               23(b)   -   Consent of Olshan Grundman Frome Rosenzweig & Wolosky
                           LLP (included in its opinion filed as Exhibit 5).

               24      -   Powers of Attorney (included on page 9).

Item 9.  Undertakings.

               A.  The undersigned registrant hereby undertakes:

                   (1)  To file,  during any period in which offers or sales are
                        being  made,   a   post-effective   amendment   to  this
                        Registration Statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                        (iii) To include any material  information  with respect
                              to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                        provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

                  (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective  amendment  shall be  deemed  to be a new
                        registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

            B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

            D. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, a copy of the registrant's latest annual report to stockholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
                  Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntingdon, State of Pennsylvania, on December 15, 1999.

                       HEALTHCARE SERVICES GROUP, INC.
                       (Registrant)

                         /s/ Daniel P. McCartney
                       ---------------------------------------------------------
                       Daniel P. McCartney, Chief Executive Officer and Chairman

                       POWER OF ATTORNEYS AND SIGNATORIES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the undersigned officers and directors of Healthcare Services Group, Inc. hereby constitutes and appoints Daniel P. McCartney and Thomas A Cook and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him in his name in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and to prepare any and all exhibits thereto, and other documents in connection therewith, and to make any applicable state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done to enable Healthcare Services Group, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Signature                          Title                        Date
    ---------                          -----                        ----

/s/ Daniel P. McCartney       Chief Executive Officer and      December 15, 1999
---------------------------   Chairman
Daniel P. McCartney

/s/ Thomas A. Cook
---------------------------   Director and President           December 15, 1999
Thomas A. Cook


/s/ W. Thacher Longstreth
---------------------------   Director                         December 15, 1999
W. Thacher Longstreth

/s/ Barton D. Weisman
---------------------------   Director                         December 15, 1999
Barton D. Weisman

/s/ Robert L. Frome
---------------------------   Director                         December 15, 1999
Robert L. Frome

/s/ John M. Briggs
---------------------------   Director                         December 15, 1999
John M. Briggs

/s/ Robert J. Moss
---------------------------   Director                         December 15, 1999
Robert J. Moss


/s/ Joseph F. McCartney       Director and Divisional Vice     December 15, 1999
---------------------------   President
Joseph F. McCartney


/s/ James L. DiStefano
---------------------------   Chief Financial Officer          December 15, 1999
James L. DiStefano            and Treasurer

/s/  Richard W. Hudson        Vice President - Finance         December 15, 1999
---------------------------   and Secretary (Principal
Richard W. Hudson             Accounting Officer)


                                      -10-